EXHIBIT 99.1
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                    RISK FACTORS THAT MAY AFFECT OUR RESULTS

This Quarterly Report on Form 10-Q and certain other communications made by us contain forward-looking statements, including statements about our growth and future operating results, discovery and development of products, strategic alliances and intellectual property and other aspects and prospects of our business. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use the words "believe," "anticipate," "plan," "expect," "intend," "may," "will" and similar expressions to help identify forward-looking statements. References in this "we," "us," and "our" refer to Nestor, Inc. and its subsidiaries.

We cannot assure investors that our assumptions and expectations will prove correct. Many factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed below. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Risks Related To Our Business
-----------------------------

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

We have a history of net losses. For the years ended December 31, 2004, 2003, 2002, 2001 and 2000, our net losses have been approximately $4,473,000, $4,890,000, $12,634,000, $1,565,000 and $2,995,000, respectively. For the three-month period ended March 31, 2005, our net loss was approximately $1,910,000. We expect to incur continuing losses for the foreseeable future due to significant engineering, product delivery, marketing and general and administrative expenses, and those losses could be substantial. We will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

ALMOST ALL OF OUR CURRENT REVENUE IS FROM A SINGLE PRODUCT AND RELATED SERVICES

Currently, almost all of our revenue is from sales of our CrossingGuard systems, services related to installing and maintaining CrossingGuard systems or processing citations issued by CrossingGuard systems. There can be no assurance that we will be able to develop other sources of revenue. Because our revenues depend on a single product, any decrease in the market share held by CrossingGuard would have a substantial adverse effect on our business and financial results. If we fail to meet our expectations for the growth in sales of CrossingGuard or if we are not able to develop other sources of revenue, we will not be able to generate the significantly higher revenue that we believe we must generate to achieve profitability.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES

Contracts with government agencies account for substantially all of our revenues. The majority of these contracts may be terminated at any time on short notice with limited penalties. Accordingly, we might fail to derive any revenue from sales to government agencies in any given future period. If government agencies fail to renew or if they terminate any of these contracts, it would adversely affect our business and results of operations. In addition, many of our contracts do not allow installations until sites have been approved by the contracting agency; in those cases, if a government agency fails to approve sites, we will not be able to deliver products and services, and thereby, generate revenue associated therewith.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO

Many other companies offer products that directly compete with CrossingGuard and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered and/or citation-processing experience. Current and potential competitors may establish cooperative


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relationships with one another or with third parties to compete more effectively against us. One of our competitors, ACS, offers state and local governments solutions to a wide variety of data processing issues and may have a competitive advantage because of the scope of its relationship with, and the volume of transactions it conducts for, a particular government. It is also possible that new competitors may emerge and acquire market share. If we are not successful in protecting our patents, we would lose a competitive advantage. See " If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

THE FAILURE OF GOVERNMENTS TO AUTHORIZE AUTOMATED TRAFFIC SAFETY ENFORCEMENT MAY HINDER OUR GROWTH AND HARM OUR BUSINESS

Approximately fifteen states and the District of Columbia authorize some use of automated red light enforcement or allow municipalities to elect to do so under home rule laws. It is uncertain at this time which additional states, if any, will authorize the use of automated red light enforcement or if there will be other changes in the states that currently allow the practice. If additional states do not authorize the use of automated red light enforcement, our opportunities to generate additional revenue from the sale of CrossingGuard systems and related services will be limited. Recently, the Virginia General Assembly declined to extend authorization for automated red light enforcement beyond the sunset date of June 30, 2005 in the enabling legislation.

We could be subject to differing and inconsistent laws and regulations with respect to CrossingGuard. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the fifteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

The market for automated speed enforcement products in the United States is very limited. Approximately five states and the District of Columbia have legislation authorizing some use of automated speed enforcement or allow municipalities to elect to do so under home rule laws. Some of these states authorize automated speed enforcement only in limited circumstances such as school or work zones. If additional states do not authorize automated speed enforcement, our opportunities to generate additional revenue from the sale of automated speed enforcement systems and related services will be limited.

OUR FINANCIAL RESULTS WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO CONTINUALLY DEVELOP OUR PRODUCTS AND TECHNOLOGIES

The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development and engineering will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

o    proper product definition;

o    timely completion and introduction of enhanced product designs;

o the ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;

o    the quality of our products and technologies;

o product and technology performance as compared to competitors' products and technologies;

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o    market acceptance of our products; and

o    competitive pricing of products, services and technologies.

We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OTHERWISE NEGATIVELY AFFECT OUR OPERATIONS.

At March 31, 2005, we had approximately $5.4 million of outstanding convertible debt. We incurred an additional $6 million of convertible debt on May 16, 2005, which is secured by the proceeds of most of our current contracts. We intend to satisfy our current and future debt service obligations from cash generated by our operations, our existing cash and investments and, in the case of principal payments at maturity, funds from external sources. We may not have sufficient funds and we may be unable to arrange for additional financing to satisfy our principal or interest payment obligations when those obligations come due. Funds from external sources may not be available on acceptable terms, or at all.

Our indebtedness could have significant additional negative consequences, including:

o increasing our vulnerability to general adverse economic and industry conditions;

o    limiting our ability to obtain additional financing;

o requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including sustaining our operations, capital expenditures and research and development;

o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

o placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST

We may need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services, to repay the principal amount due on our outstanding 5% Senior Convertible Notes due October 31, 2007 or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

The covenants in our outstanding 5% Senior Convertible Notes limit our ability to raise additional debt. If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations or require that we grant a security interest in some or all of the assets for which such debt financing would be used. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

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FLUCTUATIONS  IN OUR  RESULTS OF  OPERATIONS  MAKE IT  DIFFICULT  TO PREDICT OUR
FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

o    costs related to customization of our products and services;

o the planned expansion of our operations, including opening new offices, hiring new personnel, and the amount and timing of expenditures related to this expansion;

o announcements or introductions of new products and services by our competitors;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o    software defects and other product quality problems;

o    the discretionary nature of our clients' purchasing and budgetary cycles;

o the varying size, timing and contractual terms of orders for our products and services; and

o    the mix of revenue from our products  and  services.


OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

Our sales cycles typically range from six to eighteen months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and the installation of our products, the use of our services and our receipt of revenue, if any, varies due to several factors, including:

o    the complex nature of our products and services;

o    the failure of the  jurisdiction to adopt  legislation  enabling the use of
     automated  traffic  safety  enforcement   systems  or  political  or  legal
     challenges to existing legislation;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o    our clients' purchasing and budget cycles;

o the selection, award and contracting processes at municipalities and other government entities, including protests by other bidders with respect to competitive awards;

o    our clients' internal evaluation, approval and order processes;

o    the site evaluation and analysis process; and

o our clients' delays in issuing requests for proposals or in awarding contracts because of announcements or planned introductions of new products or services by our competitors.

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Any delay or failure to complete sales in a particular  quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large clients, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large client, it could harm our ability to meet our forecasts for a given quarter.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED

We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

OUR PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE

The market for our products is still emerging. The rate at which state and local government bodies have adopted CrossingGuard has varied significantly by market, and we expect to continue to experience variations in the degree to which CrossingGuard is accepted. To date, no state or local government bodies in our market area have adopted our speed enforcement products. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

o the failure of prospective customers to conclude that our products are valuable and should be acquired and used;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o the reluctance of our prospective customers to replace their existing solutions with our products;

o    marketing efforts of our competitors; and

o the emergence of new technologies that could cause our products to be less competitive or obsolete.

Because automated traffic enforcement in the United States is still in an early stage of development, we cannot accurately predict how large the market will become, and we have limited insight into trends that may emerge and affect our business. For example, without knowing how commonplace automated enforcement will become, we may have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE

We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Were we to conduct international activities, our exposure to unauthorized copying and use of our products and proprietary information would increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed


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until the patent is issued or 18 months after the filing date,  applications may exist that would relate to our products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to our business and, even if such a search were conducted, all patents applicable to the business might not be located.

IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE

On November 6, 2003, we filed a complaint in the United States District Court for Rhode Island against Redflex Traffic Systems Inc., alleging that Redflex's automated red light enforcement systems infringe our US Patent No. 6,188,329. On November 25, 2003, we filed a complaint in the United States District Court for the District of Central California against Transol USA, Inc., alleging that Transol's automated red light enforcement systems infringe that patent. We subsequently filed additional claims alleging that Transol and Redflex have also infringed our US Patent No. 6,754,663, but have withdrawn that claim with respect to Redflex. Transol has filed counterclaims alleging that our patents are invalid. In a summary judgment granted on April 29, 2005, Transol was found to not infringe our patents. Transol has informed us that it will seek summary judgment on its counterclaims that our patents are invalid.

We cannot give assurance that we will succeed in either defending our patents from Transol's counterclaims or showing that Redflex has infringed our patent.. If we are unsuccessful in either action, it will be because either one or more of our patents are invalidated or because Redflex's products do not infringe our patents. Were one or more of our patents invalidated, our competitors will be able to offer the technology that those patents describe and we would lose the competitive advantage of being the exclusive source of products using that technology. Were Redflex's products to be found to be non-infringing, Redflex would be able to continue to market products that are similar to ours and we would lose some of the competitive advantages that we believe our products enjoy.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses for our infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be materially adversely affected. As the number of software products increase and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED

We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline and our expenses to increase.

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WE MAY MAKE  ACQUISITIONS,  WHICH COULD  DIVERT  MANAGEMENT'S  ATTENTION,  CAUSE
OWNERSHIP DILUTION TO OUR STOCKHOLDERS AND BE DIFFICULT TO INTEGRATE

We have expanded and may seek to continue to expand our operations through the acquisition of additional businesses that complement our core skills and have the potential to increase our overall value. Our future growth may depend, in part, upon the continued success of our acquisitions. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

o acquired businesses may not achieve anticipated revenues, earnings or cash flow;

o integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from ours;

o potential dilutive effect on our stockholders from continued issuance of common stock as consideration for acquisitions;

o adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses effects on net income;

o competing with other companies, many of which have greater financial and other resources to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms; and

o disruption of our existing business, distraction of management and other resources and difficulty in maintaining our current business standards, controls and procedures.

THE FAILURE OF OUR SUPPLIERS TO DELIVER COMPONENTS, EQUIPMENT AND MATERIALS IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR BUSINESS

Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on customer satisfaction and on our revenues and results of operations.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION

Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.



Risks Related To Our Common Stock
---------------------------------

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE

The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for stockholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of


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operations are below the  expectations  of market  analysts and  investors,  the market  price of our common  stock  could be  adversely  affected.

OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT COULD ADVERSELY AFFECT COMMON STOCKHOLDERS

Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

OUR CHIEF EXECUTIVE OFFICER EXERCISES SIGNIFICANT CONTROL OVER OUR BUSINESS AND AFFAIRS, INCLUDING THE APPROVAL OF CHANGE IN CONTROL TRANSACTIONS

Our Chief Executive Officer beneficially owns approximately 54% of our common stock. He will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK

We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IS AVAILABLE FOR TRADING IN THE PUBLIC MARKETS

Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. This amount of stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial amounts of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. We also have issued options, warrants and convertible securities which can be exercised for, or converted to, shares of common stock, many of which would be freely tradable without restrictions or further registration under the Securities Act of 1933.

There were approximately 18,777,790 shares of our common stock outstanding as of
May  10,  2005,  of  which  9,058,894   shares  were  freely  tradable   without
restrictions or further registration under the Securities Act of 1933.

As of May 10 , 2005, we have issued and outstanding warrants and options to purchase up to 3,151,662 shares of our common stock, preferred stock convertible into 18,000 shares of our common stock and debt convertible into 927,835 shares of our common stock. The exercise of such warrants and options and conversion of convertible securities may dilute the interests of all stockholders. Possible future resale of such warrants and options or conversion of such convertible securities could adversely affect the prevailing market price of our common stock.

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OUR  COMMON  STOCK  TRADES ON THE OTC  BULLETIN  BOARD AND MAY BE SUBJECT TO THE
SEC'S "PENNY STOCK" RULES

Our stockholders may find it difficult to buy, sell and obtain pricing information about, as well as news coverage of, our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and our ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for stockholders to sell their shares. Our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934 if its price is less than $5.00 per share. The last reported sale price on May 13, 2005 was $5.45 but our common stock traded below $5.00 per share throughout 2002, 2003 and until mid-October 2004.

The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

o send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

o send monthly statements disclosing recent price information for penny stock held in the customer's account and information on the limited market in penny stocks.

These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, if our common stock were to fall within the definition of a penny stock, the liquidity of our stock could be reduced, and there could be an adverse effect on the trading market in our common stock.







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